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                                                                    Exhibit 10.1



                    Amended and Restated Settlement Agreement
                    -----------------------------------------


         This Amended and Restated Settlement Agreement ("Agreement") made this 7th day of May, 2003, between Net2Phone, Inc. a Delaware corporation having offices at 520 Broad Street, Newark, New Jersey ("N2P"), and Deutsche Bank AG London, having offices at Winchester House, 1 Great Winchester Street, London, England EC2N 2DB ("Assignee"),

                                 Witnesseth That
                                 ---------------

         WHEREAS, N2P previously entered into Settlement Agreements in May and July, 2001 with certain former shareholders of Aplio, S.A. arising out of the acquisition by N2P of direct and indirect ownership of all of the capital stock of Aplio, S.A. ("Original Settlement Agreements"); and

         WHEREAS, Assignee has received assignments from such former shareholders of all of their rights under the Original Settlement Agreements and has acquired all of the total of 585,325 shares of the common stock of N2P which are the subject matter of the Original Settlement Agreements pursuant to Assignment Agreements dated the date hereof and substantially in the form set forth in Exhibit 2 hereto, for a total purchase price of $19,213,371.00, of which sum, $4,999,267.76 (the "Purchase Price") is allocated to the 152,300 shares ("Shares") that are the subject of this Agreement; and

         WHEREAS, Assignee and N2P have agreed to amend and restate in their entirety the Original Settlement Agreements as hereinafter provided; and

         WHEREAS, the balance of the shares acquired by Assignee from such former shareholders together with their rights under the Original Settlement Agreements are the subject matter of substantially identical Amended and Restated Settlement Agreements entered into between N2P and Assignee simultaneously herewith.

         NOW THEREFORE, on the basis of the foregoing premises and the understandings and premises hereinafter set forth, the parties hereto agree as follows:

1. Definitions.

               As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" means, with respect to any party to this Agreement, any entity controlling, controlled by or under common control with such party. As used in this definition, "controlling," "controlled by" and "under common control with" mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another entity whether through the ownership of voting securities, by contract or otherwise.


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         "Business Day" means any day, other than a Saturday or Sunday, on which banks in New York, New York are open for the transaction of ordinary banking business.

         "Market Value" of the shares of N2P common stock means the aggregate proceeds from the sale of all Shares (net of brokerage commissions and fees) remaining after all Interim Transfers received or payable to Assignee by reason of regular way sale of such Shares on the NASDAQ National Market System or other national exchange during the Sales Period by Smith Barney as agent for Assignee and as reflected in sales confirmations delivered by Assignee to N2P.

         "Sales Period" means the period from January 2, 2006 through April 25, 2006.

         "Security" means a stand-by letter of credit issued by Wachovia Bank, National Association, dated the date hereof in an initial amount equal to the obligations to be secured hereunder, including the Purchase Amount (as defined below) and cumulative interest payments pursuant to paragraph 4 below payable from the date hereof through the Purchase Date (as defined below), and having a termination date of August 4, 2006.

         "Share Price" means initially $32.83, as adjusted pursuant to Section
5.

         "Transfer" shall mean any sale, assignment, transfer, conveyance, distribution or other disposition of Shares, whether voluntary or by operation of law.

2. Share Purchase. On May 1, 2006 ("Purchase Date"), N2P shall purchase from Assignee, and the Assignee shall sell to N2P, the maximum aggregate sum of 152,300 Shares of N2P common stock at a price of $32.83 per Share for a total aggregate purchase price of $4,999,267.76, subject to appropriate adjustments for Interim Transfers pursuant to paragraph 3 below, ("Purchase Amount"). For the avoidance of doubt, it is hereby specified that the Purchase Amount and the maximum number of shares of N2P common stock covered by this paragraph 2 shall be reduced only pursuant to the provisions of paragraphs 3 and 5 hereof.

         Notwithstanding the foregoing, provided that the Shares are then registered for sale under the Act or N2P provides Assignee with the opinion of reputable securities counsel that the Shares may be sold or otherwise transferred without the requirement of registration under the Act, N2P, at its sole and exclusive option, shall have the right to notify Assignee (a "Sales Notice"), on or before December 31, 2005, of N2P's election to pay to Assignee on May 1, 2006 the excess of $32.83 per Share over the Market Value of the Shares. Upon receipt of such notice, Assignee shall be required to sell all of its Shares in regular way transactions over the NASDAQ or other major stock exchange during the Sales Period, provided that it shall not offer more than 2,602 Shares for sale in any one trading day (the "Daily Maximum"), without N2P's prior written consent. It is agreed by the parties hereto that the sales shall be effectuated through Smith Barney, as agent for Assignee. If the Market Value equals or exceeds the product of $32.83 times the number of Shares remaining after all Interim Transfers , then N2P shall pay $0. If the Market Value is less than the product of $32.83 times the number of Shares remaining after all Interim Transfers ("Maturity Amount"), then N2P shall pay the difference to Assignee on May 1, 2006.



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         Payment with respect to the Shares as provided in each of the previous two paragraphs shall be made on the Purchase Date. Upon making such payment, N2P shall have no further rights or obligations with respect to such Shares.

3. Interim Transfers. In the event that, between the date hereof and the Purchase Date, Assignee shall Transfer any Shares of N2P common stock without an accompanying assignment of all of Assignee's rights under this Agreement (other than sales during the Sales Period following Assignee's receipt of the notice from N2P provided for in paragraph 2 above) ("Interim Transfer"), within five
(5) Business Days of such Transfer, Assignee shall provide written notice of such Transfer to N2P (a "Transfer Notice"). Such Transfer Notice shall be substantially in the form of Exhibit 3 and shall contain an acknowledgment by the Assignee that the Security is to be reduced by the product of $32.83 times the number of Shares being transferred plus the amount of the cumulative unpaid and unaccrued interest payments through the Purchase Date for each Share so transferred. Upon such a Transfer, the number of Shares that Assignee shall be entitled to sell and that N2P shall be required to purchase shall be reduced by each Share transferred. N2P shall then provide the Transfer Notice to Wachovia Bank, National Association ("Wachovia"), and such Transfer Notice shall be deemed to be authority for Wachovia to reduce the Security by $32.83 times the number of Shares transferred plus cumulative unpaid and unaccrued interest payments through the Purchase Date for each Share so transferred as provided by N2P to Wachovia.

         Transfers of Shares between Assignee and any Affiliate of Assignee shall be excluded from the provisions of this paragraph 3 and shall not operate to reduce the number of shares that Assignee is entitled to sell on the Purchase Date or the amount of the Security. For the avoidance of doubt, it is specified that a transferee that is an Affiliate of Assignee shall automatically and without the need for any formalities succeed to the Assignee's rights (and obligations) under this Agreement with respect to the Shares transferred to such Affiliate.

4. Interest Payments. N2P shall pay to Assignee interest at the rate of 3.5% per annum (calculated on the basis of a 360 day year, comprised of twelve 30-day months) on the Purchase Amount (as reduced by Interim Transfers, if any) commencing as of and including the date hereof and to and including the date of payment in full of the Purchase Amount. The Purchase Amount shall be reduced from time to time as the number of Shares required to be purchased by N2P is reduced as the result of Interim Transfers. Interest shall be paid semi-annually in cash on May 1 and November 1 or the next Business Day if May 1 or November 1 is not a Business Day. The first interest payment payable to the Assignee hereunder shall be payable on November 1, 2003. Upon receipt of any interest payment hereunder, Assignee shall provide written notice (substantially in the form of Exhibit 4 hereto) simultaneously to Wachovia and N2P, and Wachovia shall thereupon be authorized to reduce the Security by the amount of such interest payment. It is understood and agreed that the Assignee shall make a good faith effort to provide the foregoing notice to Wachovia and N2P, but any failure of Assignee to provide such notice shall not create any liability for the Assignee or give rise to any claim of Wachovia, N2P or any other person against the Assignee or its affiliates; all such claims are hereby waived.



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5. Effect of Stock Splits, Reverse Stock Splits, Mergers, Consolidations and
Other Transactions Involving Exchanges or Conversions of Shares . The 152,300 Shares shall be adjusted to account for any stock splits, reverse stock splits or dividends or distributions payable in stock (other than distributions in the form of stock made by N2P to employees under employee benefit, retirement or compensation arrangements or plans) effected by N2P during the period covered by this Agreement. If there is a stock split, a reverse stock split or a dividend or distribution payable in stock, (i) the number of Shares subject to this Agreement and the Daily Maximum shall be adjusted immediately after the occurrence of any such event to equal the number of shares of Common Stock which a record holder of the same number of shares immediately prior to the occurrence of such event would own or be entitled to receive after the occurrence of such event, and (ii) the Share Price shall be adjusted to equal (A) the Share Price multiplied by the number of Shares subject to this Agreement immediately prior to the adjustment divided by (B) the number of Shares subject to this Agreement immediately after such adjustment.

In the event of merger or consolidation of N2P into IDT Corporation or another transaction in which the Shares are converted into or exchanged for stock of IDT Corporation as described in paragraph 8 below, the 152,300 number of shares and $32.83 per share price shall be appropriately adjusted to reflect the conversion or exchange.

If N2P shall take any action in respect of its Common Stock other than any action described in this Section 5, the number of Shares subject to this Agreement shall be adjusted in such manner as may be equitable in the circumstances.

6. Method of Payment and Transfer of Shares. All payments of interest and the Purchase Amount to be made hereunder shall be made by wire transfer in accordance with instructions provided by Assignee from time to time. Any and all Shares purchased by N2P shall be delivered to N2P duly endorsed for Transfer. Within 5 days of Assignee's receipt of full payment of the Purchase Amount and all required interest, it shall return the Security to N2P for submission to Wachovia for cancellation.

7. Posting of Security. In order to secure payment by N2P of the Purchase Amount and the interest provided for herein, simultaneous with the execution and the delivery of this Agreement, N2P has posted Security in the amount of $5,522,501.92. substantially in the form set forth in Exhibit 1 hereto. The amount of the Security shall be subject to reduction as interest payments are made and the Purchase Amount is reduced by reason of Interim Transfers, as provided for in paragraphs 3 and 4 above. All Transfers shall be subject to the provisions of the Security documents.


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8. Defaults. N2P shall be in default of its obligations under this Agreement in the event that (A) N2P fails to pay to Assignee any sum due to it pursuant to paragraphs 2 or 4 hereof, or (B) if the shares of common stock of N2P or, in the event of a merger of N2P into IDT Corporation ("IDT") in which the merger consideration is IDT common stock, IDT, cease to be traded on the NASDAQ National Market System and are not, at that time, traded on either the New York Stock Exchange or the American Stock Exchange, or (C) involuntary proceedings are initiated against N2P under the United States Bankruptcy Code, which proceedings are not dismissed within 60 days, or (D) N2P becomes insolvent and cannot pay its debts as they become due, or (E) a receiver is appointed for the property of N2P, or (F) N2P consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity, unless (i) the resulting surviving or transferee entity is N2P or IDT, and, if IDT, IDT assumes all of N2P's obligations under this Agreement and (ii) the Assignee is issued shares of IDT common stock in exchange for the Shares in the same proportion as issued to all other holders of shares of N2P common stock or
(G) N2P shall amend, modify, cancel or terminate the Security, or (H) N2P shall withdraw in whole or in part the cash collateral issued in support of the Security, except as otherwise provided for in the documents evidencing the Security, or (I) there occurs a consolidation or merger of N2P with another entity in which N2P is not the surviving entity unless such consolidation or merger is a stock merger with IDT or (J) there occurs a material breach by N2P under the documents evidencing the Security resulting in an acceleration by Wachovia of its rights against N2P under such documents or (K) voluntary proceedings are initiated by N2P under the United States Bankruptcy Code. In the event of such a default, Assignee shall be entitled to require N2P to acquire immediately, and N2P shall be obliged to acquire immediately, from Assignee, all of the Shares held by Assignee for a price of $32.83 per share, subject to any adjustment pursuant to paragraph 5 above, and Assignee shall be entitled to obtain payment of any and all sums due, including the Purchase Amount and accrued but unpaid interest to the date of payment pursuant to paragraph 4 above, by resorting to the Security. Any draw under the Security shall be accompanied by a tender of the Shares that are to be purchased by such draw.

N2P shall remain fully responsible for all of its payment obligations hereunder, notwithstanding any failure of the bank issuing the Security to fulfill its obligations under the Security. To the extent such payment obligations are not satisfied by the Assignee's recourse to the Security, N2P shall be liable for all damages arising out of or in connection with its default, including, without limitation, taxes, fines, penalties, losses, expenses, court and other costs, attorneys' fees and disbursements and interest on any unpaid amount at the annual rate of 9% until such amount is paid ("Damages").



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9. Integration Clause. This Agreement constitutes the complete and entire agreement between N2P and Assignee and supersedes all proposals, prior agreements (including without limitation the Original Settlement Agreements), and all other communications between the parties, whether oral or in writing, including any representations or warranties, relating to the subject matter of this Agreement.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given only if sent by facsimile transmission and by Federal Express (or other recognized international overnight courier service) and addressed to the intended recipient as follows:

         If to N2P:                         If to Assignee:

         Bruce D. Shoulson,                 Deutsche Bank AG London
         General Counsel                    Winchester House
         Net2Phone, Inc.                    1 Great Winchester Street
         520 Broad Street                   London, England EC2N 2DB
         Newark, New Jersey 07102
         USA
         Telecopy: 973-438-3090

Any notice or other communication hereunder shall be deemed duly given and received three business days after it is transmitted by the foregoing methods. Any party may change the address to which notices and other communications under this Agreement are to be delivered by giving notice of such change in the manner provided for herein.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any disputes arising under this Agreement and any action brought to enforce this Agreement must be brought exclusively in a state or federal court of competent jurisdiction located in New York County, New York. The parties hereto consent to personal jurisdiction of such courts and waive any defense of forum non-conveniens.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (other than pursuant to Interim Transfers). It is specifically agreed and understood that Assignee shall have the right to assign its rights hereunder in whole, but not in part, or the Shares (in whole or in part) separate from its rights under this Agreement (subject to the provisions of paragraph 3 above), so long as such assignment complies with applicable restrictions (and/or available exemptions from registration) under the Securities Act of 1933 (the "Act") and the transferee is not an "affiliate" of N2P as such term is defined in Rule 144 issued pursuant to the Act . In addition, Assignee shall have the right request the removal of any restrictive legend on the Share certificates. In order to effect such assignment or delegending of the Share certificates, including at N2P's request pursuant to Section 2, Assignee shall provide N2P with the favorable opinion of reputable securities counsel (which shall include, without limitation, ____________________) that the proposed assignment does not require registration under the provisions of the Act or that the Shares are freely tradable under Rule 144. N2P shall pay the reasonable fees of such counsel for examining the matter and rendering its opinion.



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         Upon receipt by N2P of a favorable opinion of outside counsel that the proposed assignment does not require registration under the provisions of the Act or that the Shares are freely tradable under Rule 144, N2P shall promptly, but in any event within three (3) Business Days following the date of its receipt of such opinion, instruct its transfer agent to remove the legend described in paragraph 14(b) (ii) below. All transfer agent costs shall be borne by N2P.

      In the event the Shares are not freely tradable under Rule 144 or otherwise during the period between May 8, 2005 and the Purchase Date and Assignee shall notify N2P of its intention to dispose of all of the Shares, then N2P shall take all reasonably required actions to register the Shares so that the same will be saleable. In the event N2P is unable to register the Shares to enable Assignee to sell them, including pursuant to paragraph 2, Assignee shall have no obligation to dispose of the Shares.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute the same agreement.

14. Certain Representations and Warranties and Covenants.

         (a) N2P hereby represents and warrants and covenants to the Assignee that:

                  (i) All corporate action on the part of N2P, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the other agreements contemplated hereby ("Agreements") and the performance of all obligations of N2P hereunder and thereunder has been taken prior to the date hereof, and the Agreements, when executed and delivered by N2P, shall constitute valid and legally binding obligations of N2P, enforceable against N2P in accordance with their terms;

                  (ii) the transactions contemplated hereby are being entered into by N2P in compliance with all applicable federal and state securities laws;

                  (iii) the transactions contemplated hereby will be accounted for in N2P's financial statements in accordance with generally accepted accounting principles;

                  (iv) First Albany Corporation is acting as exclusive agent on behalf of N2P with respect to the transactions contemplated hereby and will receive a placement fee from N2P upon the execution of this Agreement pursuant to an engagement letter dated March 19, 2003;



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                  (v) N2P will pay its own out-of-pocket expenses incurred in connection with the transactions contemplated hereby;

                  (vi) the Security and the documentation entered into by N2P in connection therewith constitute valid and legally binding obligations of N2P, enforceable against N2P in accordance with their terms;

                  (vii) N2P (x) owns assets whose fair saleable value is greater than the amount required to pay all of its indebtedness (including contingent debts, which will be computed at the amounts which, in light of all the facts and circumstances existing on the date hereof, represents the amounts that can reasonably be expected to become an actual or matured liability), (y) is able to pay all of its indebtedness as such indebtedness matures in the ordinary course of business and (z) has capital sufficient to carry on its business and transactions in the ordinary course of its business and all business and transactions in which it is about to engage; and

                  (viii) N2P shall, with respect to (x) the representations, warranties and agreements made by N2P herein arising from the untruth, inaccuracy or breach of any such representations, warranties or agreements of N2P hereunder and (y) any actions by third parties against Assignee in connection with any Transfers by Assignee under the second paragraph of Section 2 above, indemnify, defend and hold Assignee harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses) arising therefrom.

         (b) Assignee hereby represents and warrants and covenants to N2P that:

                  (i) All corporate action on the part of Assignee, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the Agreements and the performance of all obligations of Assignee hereunder and thereunder has been taken prior to the date hereof, and the Agreements, when executed and delivered by Assignee, shall constitute valid and legally binding obligations of Assignee, enforceable against Assignee in accordance with their terms;

                  (ii) Assignee is a qualified institutional buyer within the meaning of Rule 144A of the Securities Act of 1933, as amended, (the "Act") and represents that it is acquiring the Shares for investment and not for distribution and Assignee recognizes and acknowledges that the Shares may not be disposed of except in accordance with an effective registration statement, the provisions of Rule 144 under the Act or another exemption to the Act and, subject to the provisions of paragraph 12 above, that the Shares will carry a restrictive legend to such effect;

                  (iii) Assignee is entering into this Agreement solely based on the documentation included in this Agreement and the Agreements and has not relied on or requested any other information in making its investment decision hereunder;



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                  (iv) Assignee understands that First Albany Corporation is acting as an exclusive agent on behalf of N2P and will not receive any compensation from the Assignee;

                  (v) Assignee has relied on its own legal counsel and tax experts for legal and tax advice in connection with the transactions contemplated hereby;

                  (vi) Assignee will pay its own out-of-pocket expenses incurred in connection with the transactions contemplated hereby; and

                  (vii) Assignee shall be responsible for any transfer fees or taxes incurred as a result any assignment by the Assignee of this Agreement or the Security.

         In Witness Hereof, the parties have caused this Agreement to be executed the date and year first-above mentioned.


                                      Net2Phone, Inc.



                                      By:  ________________________
                                      Name:
                                      Title:


                                      Deutsche Bank AG London



                                      By:  ________________________
                                      Name:
                                      Title:



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